Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Services – Experts” and “Services - Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report on the financial statements of Symetra Separate Account C dated April 13, 2007 and to the use of our report on the consolidated financial statements of Symetra Life Insurance Company and Subsidiaries dated February 20, 2007, in Post-Effective Amendment No. 8 to the Registration Statement (Form N-4, No. 333-111216) of Symetra Separate Account C and related Prospectus of the Spinnaker Choice Variable Annuity Individual Flexible Premium Deferred Variable Annuity Contracts issued by Symetra Separate Account C and Symetra Life Insurance Company.

/s/ Ernst & Young LLP
Seattle, Washington
April 24, 2007